EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact

Larry Dennedy

MacKenzie Partners, Inc.

(212) 929-5500

EDGAR ONLINE ANNOUNCES PLAN TO RECONSTITUTE BOARD OF DIRECTORS

AND MANAGEMENT TEAM

SOUTH NORWALK, Conn. — February 16, 2007 — EDGAR(R) Online(R), Inc. (NASDAQ:EDGR), a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals, today announced that consistent with its commitment to maximizing stockholder value and improving operations through quality corporate governance, it will nominate two additional qualified independent individuals for election at the Company’s 2007 annual meeting of stockholders. The Company also announced that on January 29, 2007, the board of directors approved the retention of an executive search firm to assist the Company in filling the position of President. The Company is also considering and evaluating possible changes to its corporate governance policies.

Consistent with its determination to strengthen the board with qualified, independent directors, Marc Strausberg, current chairman of the board of directors, and Greg D. Adams, Chief Operating Officer, Chief Financial Officer and current director, will not stand for re-election to the board at the Company’s 2007 annual meeting of stockholders to be held later this year. As a result, the Company anticipates that its slate of nominees for election at the 2007 annual meeting will consist of six independent directors and Susan Strausberg, the Company’s Chief Executive Officer. Mr. Strausberg will be appointed Chairman Emeritus.

The EDGAR Online board of directors acknowledges the significant contributions made by Messrs. Strausberg and Adams as directors of the Company.

Finally, in its continuous effort to improve operations through quality corporate governance, the Company is reviewing and evaluating appropriate changes to its current corporate governance policies. Susan Strausberg, the Company’s Chief Executive Officer, stated that, “Our board is committed to take all appropriate steps to enhance stockholder value, and we believe the addition of two quality and independent directors and the addition of a senior executive to our management team are consistent with our long-term goals.”

ABOUT EDGAR(R) ONLINE(R), INC.

EDGAR Online, Inc. (Nasdaq: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The Company makes information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.